Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Galata Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

					Proposed
			Fee		Maximum
			Calculation		Offering		Maximum		Amount of
	Security	Security Class	or Carry	Amount	Price		Aggregate		Registration
	Type	Title	Forward Rule	Registered(1)	Per Unit		Offering Price	Fee Rate	Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares(2)(3)	457(f)(1)	9,000,000	$10.20	(5)	$91,800,000.00	$0.0001102	$10,116.36
Fees to be Paid	Equity	Class A Ordinary Shares(2)(4)	457(f)(2)	45,000,000	$33.33 per million shares	(6)	$1,500.00	$0.0001102	$0.17
			Total Offering Amounts		—		$91,801,500.00	—	$10,116.53
			Total Fees Previously Paid		—		—	—	—
			Total Fee Offsets		—		—	—	—
			Net Fee Due		—		—	—	$10,116.53

(1)	All securities are being registered by Galata Acquisition Corp., a Cayman Islands exempted company (expected to be renamed Marti Technologies, Inc.) in connection with the Business Combination (as defined in the proxy statement/prospectus forming part of this Registration Statement)).
(2)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	Based on the maximum number of Class A ordinary shares, par value $0.0001 per share, of New Marti (“Class A Ordinary Shares”) estimated to be issued, or issuable, by New Marti in connection with the Business Combination. Such maximum number of Class A Ordinary Shares is based on up to 9,000,000 Class A Ordinary Shares that may be issued after the consummation of the Business Combination pursuant to the earnout provisions of the Business Combination Agreement described in the proxy statement/prospectus forming part of this Registration Statement.
(4)	Based on the maximum number of Class A Ordinary Shares estimated to be issued, or issuable, by New Marti in exchange for shares of common stock, par value $0.00001 per share, shares of preferred stock, par value $0.00001, options to purchase common stock, restricted stock units and warrants to purchase preferred stock of Marti Technologies Inc., a Delaware Corporation (“Marti” and “Marti Shares”) in connection with the Business Combination. Such maximum number of Class A Ordinary Shares is based on 35,821,264 shares of Marti Shares, which will be cancelled and converted into the right to receive Class A Ordinary Shares pursuant to the Business Combination (calculated based on an estimated exchange ratio of approximately 1.256 Class A Ordinary Shares for each share of Marti Stock),
(5)	Estimated solely for the purpose of calculating the registration fee, based upon the average ($10.20) of the high ($10.20) and low ($10.20) prices of Class A Ordinary Shares on NYSE American on December 23, 2022 (within five business days prior to the date of the first filing of this Registration Statement).
(6)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. Marti is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price per share is one-third of the aggregate par value per share ($0.0001) of each share of Class A Ordinary Shares of the registrant being issued (or issuable) in exchange for shares of Marti pursuant to the Business Combination Agreement.